UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2015

XENCOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36182	20-1622502
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

111 West Lemon Avenue

Monrovia, California 91016

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (626) 305-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 15, 2015, Xencor, Inc. (“Xencor”) entered into a Research and License Agreement (the “Agreement”) with Amgen Inc. (“Amgen”) pursuant to which Xencor and Amgen expect to develop and commercialize six novel therapeutics in the areas of cancer immunotherapy and inflammation by applying Xencor’s XmAb® bispecific technology platform to molecules directed against a number of human protein targets selected by Amgen. The collaboration includes molecular engineering by Xencor and the pre-clinical development of bispecific molecules for five programs proposed by Amgen, leveraging XmAb bispecific Fc domains to make half-life extended T cell engagers and dual targeting bispecific antibodies.  The agreement also includes Xencor’s preclinical bispecific T cell engager program directed at CD38 and CD3 for multiple myeloma.

Under the terms of the Agreement, Xencor is licensing its bispecific technology exclusively to Amgen for each program and Xencor, at its expense, will be responsible for creating bispecific molecules for the five programs selected by Amgen.  Amgen will be fully responsible for further pre-clinical and clinical development and commercialization worldwide for all six programs. Amgen will pay Xencor an upfront payment of $45.0 million and up to $1.7 billion in clinical, regulatory and sales milestone payments in total for the six programs. Xencor is eligible to receive mid to high single-digit royalties for candidates directed against Amgen’s targets, and high single to low double-digit royalties for Xencor’s CD38 bispecific T cell engager.

The term of this Agreement will continue on a product-by-product basis until the later of (i) the date on which a product candidate is no longer covered by certain intellectual property rights and (ii) a defined term from the first commercial sale of a product candidate. Amgen may terminate the Agreement on a program-by-program basis with prior written notice. Either party may also terminate the agreement with written notice upon the bankruptcy of or material breach by the other party, if such breach has not been cured within a defined period of receiving such notice.  Xencor may terminate the Agreement in the event of certain litigation between the parties. In the event of a termination of the CD38 and CD3 program, the rights to such program shall revert to Xencor and Amgen will be eligible to receive tiered single digit sales royalties on the sale of products developed by Xencor from such program.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement. Xencor intends to file a copy of the Agreement as an exhibit to its Quarterly Report on Form 10-Q for its quarter ending September 30, 2015, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, for certain portions of the Agreement. The omitted material will be included in the request for confidential treatment.

On September 16, 2015, Amgen and Xencor issued a joint press release announcing the Agreement.  A copy of this press release is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Joint press release issued by Amgen Inc. and Xencor, Inc. on September 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2015	XENCOR, INC.

	By:	/s/ Lloyd A. Rowland
Lloyd A. Rowland
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Joint Press release issued by Amgen Inc. and Xencor, Inc. on September 16, 2015.